Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
UNIsite, Inc. and Subsidiaries:

     We consent to the incorporation by reference in Pre-Effective Amendment No. 2 to registration statement No. 333-39030 on Form S-3 of American Tower Corporation of our report dated January 14, 2000, with respect to the consolidated balance sheets of UNIsite, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 1999 which report appears in the Form 8-K of American Tower Corporation dated March 30, 2000, and to the reference to our firm under the heading "Experts" in the prospectus.


Tampa, Florida
August 31, 2000
                                                           /s/ KPMG LLP